Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 333-120841; 333-109915; 333-91330; 333-11530; 333-09134; 333-06098 and to Aladdin Knowledge Systems Ltd. Worldwide 2003 Share Option Plan) of Aladdin Knowledge Systems Ltd. of our report dated June 2, 2006 relating to the financial statements of Aladdin Western Europe Ltd. for the year ended December 31, 2005 with respect to the consolidated financial statements of Aladdin Knowledge Systems Ltd. included in its Annual Report (Form 20-F) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

12 York Gate Regent’s Park London NW1 4QS June 27, 2006	/s/ BLICK ROTHENBERG

BLICK ROTHENBERG
Chartered Accountants
Registered Auditors